                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE

In re:                              )     Chapter 11
                                    )
TRISM, INC., et al.,                )     Case No. 99-3364 (SLR)
                                    )
                  Debtors.          )     Jointly Administered


                   SECOND AMENDED JOINT PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE








PROSKAUER ROSE LLP                  YOUNG, CONAWAY, STARGATT
1585 Broadway                       & TAYLOR, LLP
New York, New York  10036-8299      11th Floor, Rodney Square North
(212) 969-3000                      P.O. Box 391
Alan B. Hyman                       Wilmington, Delaware  19899-0391
Stephen B. Kuhn                     (302) 571-6642
Lisa A. Chiappetta                  Laura Davis Jones
                                    Joel A. Waite
                                    Edwin J. Harron

              CO-COUNSEL TO THE DEBTORS AND DEBTORS-IN-POSSESSION




Dated:  October 25, 1999
        Wilmington, Delaware

      TRISM, Inc., Trism Heavy Haul, Inc., Trism Specialized Carriers, Inc., Trism Special Services, Inc., Trism Secured Transportation, Inc., Diablo Systems, Inc., Trism Eastern, Inc., Tri-State Motor Transit Co., Trism Logistics, Inc. and Trism Equipment, Inc., propose the following joint plan of reorganization under Section 1121(a) of title 11 of the United States Code:


                                ARTICLE 1

                  DEFINITIONS AND CONSTRUCTION OF TERMS

      Definitions; Interpretation; Application of Definitions and Rules of Construction. For purposes of this Plan, the following terms shall have the meanings specified in this Article 1. A term used herein that is not defined herein, but that is used in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter. Unless otherwise specified, all Section, article, schedule or exhibit references in the Plan are to the respective Section in, Article of, Schedule to, or Exhibit to, the Plan. The words "herein," "hereof," "hereto," "hereunder" and other words of similar import refer to the Plan as a whole and not to any particular Section, sub-Section or clause contained in the Plan. The rules of construction contained in Section 102 of the Bankruptcy Code shall apply to the construction hereof. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

      1.1  "Administrative  Expense  Claim"  shall  mean a Claim  Allowed  under
Section 503(b) of the Bankruptcy Code that is entitled to priority under Section 507(a)(1) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Estates or administering the Chapter 11 Cases as authorized and approved by a Final Order, (b) any actual and necessary costs and expenses incurred in the ordinary course of the Debtors' business, (c) fees and expenses of Professionals to the extent Allowed by Final Order under Sections 330, 331, or 503 of the Bankruptcy Code, and (d) all fees and charges assessed against the Estates pursuant to 28 U.S.C. ss. 1930.

      1.2 "Allowed" shall mean, with reference to any Claim: (a) a Claim that has been listed by the Debtors in their Schedules and (i) is not listed as disputed, contingent or unliquidated, and (ii) is not a Claim as to which a proof of claim has been filed; (b) a Claim as to which a timely proof of Claim has been filed as of the Bar Date in a sum certain and either (i) no objection thereto, or application to estimate, equitably subordinate, reclassify or otherwise limit recovery, has been made on or before any applicable deadline, or
(ii) if an objection thereto, or application to estimate, equitably subordinate, reclassify or otherwise limit recovery, has been interposed, the extent to which such Claim (whether in whole or in part) has been allowed by a Final Order; (c) a Claim arising from the recovery of property under Section 550 or 553 of the Bankruptcy Code and allowed in accordance with Section 502(h) of the Bankruptcy Code; or (d) any Claim allowed under this Plan.

      1.3 "Ballot" shall mean the form or forms distributed to each holder of an impaired Claim or Equity Interest entitled to vote on the Plan on which an acceptance or rejection of the Plan shall be indicated.

      1.4 "Bankruptcy Code" shall mean title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

      1.5 "Bankruptcy Court" shall mean the United States District Court for the District of Delaware having jurisdiction over the Chapter 11 Cases and, to the extent of any reference under 28 U.S.C. ss. 157, the unit of such District Court under 28 U.S.C. ss. 151.

      1.6 "Bankruptcy Rules" shall mean the Federal Rules of Bankruptcy Procedure as promulgated under 28 U.S.C. ss. 2075, and as the same may be amended from time to time.

      1.7 "Business Day" shall mean any day other than a Saturday, Sunday or legal holiday, as such term is defined in Bankruptcy Rule 9006.

      1.8 "Cash" shall mean cash, cash equivalents (including personal checks drawn on a bank insured by the Federal Deposit Insurance Corporation, certified checks and money orders) and other readily marketable direct obligations of the United States of America and certificates of deposit issued by banks.

      1.9 "Causes of Action" shall mean, without limitation, any and all actions, causes of action, liabilities, obligations, rights, suits, debts, sums of money, damages, judgments, Claims and demands whatsoever, whether known or unknown, in law, equity or otherwise.

      1.10 "Chapter 11 Cases" shall mean the Debtors' cases under Chapter 11 of the Bankruptcy Code administered in the Bankruptcy Court.

      1.11 "Claim" shall mean a claim against a Person or its property as defined in Section 101(5) of the Bankruptcy Code, including, without limitation,
(a) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

      1.12 "Claims Deadline" shall mean the date fixed by order of the Bankruptcy Court by which Persons asserting a Claim against the Debtors, and who are required to file a proof of claim on account of such claim, must file a proof of claim or be forever barred from asserting a Claim against the Debtors or their property and from voting on the Plan and/or sharing in distributions hereunder.

      1.13 "Class" shall mean a category of Persons holding Claims or Equity Interests which are substantially similar in nature to the Claims or the Equity Interests of other holders in such Class, as designated in Article 3 of this Plan.

      1.14 "Collateral" shall mean any property or interest in property of the Estates subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

      1.15 "Confirmation Date" shall mean the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

      1.16 "Confirmation Hearing" shall mean the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to Section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

      1.17 "Confirmation Order" shall mean the order of the Bankruptcy Court confirming the Plan pursuant to the provisions of the Bankruptcy Code.

      1.18 "Contingent Claim" shall mean any Claim for which a proof of claim has been filed with the Bankruptcy Court (a) which was not filed in a sum certain, or which has not accrued and is dependent upon a future event that has not occurred or may never occur, and (b) which has not been Allowed.

      1.19 "Debtors" shall mean, collectively, TRISM and the Subsidiary Debtors.

      1.20 "DIP Financing Order" shall mean the order or orders of the Bankruptcy Court approving and authorizing the terms of debtor-in-possession financing arrangements in the Chapter 11 cases pursuant to the DIP Loan Documents.

      1.21 "DIP Lender" shall mean the lender or lenders under the DIP Loan Documents.

      1.22 "DIP Loan Documents" shall mean all documents and instruments evidencing and/or setting forth the terms of debtor-in-possession financing arrangements in the Chapter 11 Cases as approved by the DIP Financing Order.

      1.23 "Disclosure Statement" shall mean the disclosure statement relating to the Plan in the form approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code, and shall include all exhibits and schedules thereto including, without limitation, the New Senior Subordinated Note Indenture, the Reorganized Debtors' Charters and the Management Stock Option Plan.

      1.24 "Disputed" shall mean, with respect to Claims or Equity Interests, any such Claim or Equity Interest:

            (a) that is listed in the Schedules as unliquidated, disputed or contingent; or

            (b) as to which the Debtors or any other party-in-interest has interposed a timely objection or request for estimation, or have sought to equitably subordinate or otherwise limit recovery in accordance with the Bankruptcy Code and the Bankruptcy Rules, or which is otherwise disputed by the Debtors in accordance with applicable law, which objection, request for estimation, action to limit recovery or dispute has not been withdrawn or determined by Final Order; or

            (c) which is a Contingent Claim.

      1.25 "Distribution Record Date" shall mean the Confirmation Date.

      1.26 "Effective Date" shall mean the date which is eleven (11) days after the Confirmation Date, or if such date is not a Business Day, the next succeeding Business Day; provided, however, that if, as of such date, all conditions to the occurrence of the Effective Date set forth in Section 10.1 of this Plan have not been satisfied or waived pursuant to Section 10.2 of this Plan, then the first Business Day on which all such conditions have been satisfied or waived.

      1.27 "Equipment Lessor Claim" shall mean any Claim arising under a lease or retail installment contract or other financing agreement with respect to equipment used in the operation of the Debtors' businesses which is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with Section 506(a) of the Bankruptcy Code.

      1.28 "Equity Interests" shall mean Old Common Stock Interests and Subsidiary Equity Interests.

      1.29 "Estates" shall mean the estates created in the Chapter 11 Cases pursuant to Section 541 of the Bankruptcy Code.

      1.30 "Final Order" shall mean an order or judgment of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not cause such order not to be a Final Order.

      1.31 "General Secured Claim" shall mean any Claim, including Equipment Lessor Claims, to the extent reflected in the Schedules or a proof of claim filed as a Secured Claim, which is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with Section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of such setoff.

      1.32 "General Unsecured Claim" shall mean any Claim that is not a General Secured Claim, Equipment Lessor Claim, Administrative Expense Claim, Priority Tax Claim, Priority Claim, or Old Senior Subordinated Note Claim.

      1.33 "Indemnification Claims" shall mean all obligations relating to contribution, indemnification and exculpation by TRISM and its subsidiaries, as arise under applicable laws or agreements or as provided in any of (i) TRISM's certificate of incorporation as in effect prior to or as of the date hereof,
(ii) TRISM's by-laws in effect prior to or as of the date hereof, (iii) any written agreement with TRISM, or (iv) the certificates of incorporation, by-laws, or similar documents or agreements of or with any of TRISM's subsidiaries as in effect prior to or as of the date hereof, provided, however, that such term shall not mean or include any Lender Indemnification Claims.

      1.34 "Informal Committee" shall mean the ad hoc committee of holders of Old Senior Subordinated Notes as constituted and in existence as of the Petition Date and which has retained Akin, Gump, Strauss, Hauer & Feld, L.L.P., as counsel, as same may be reconstituted from time to time.

      1.35 "Lender Indemnification Claims" shall mean any claim in the nature of an indemnification claim asserted by The CIT Group/Business Credit, Inc., as agent, or by any DIP Lender or by any Lender as defined in, and pursuant to, that certain Pre-Petition Loan Agreement (as defined in that certain Senior Secured Superpriority Debtor-In-Possession Loan and Security Agreement which is part of the DIP Loan Documents) arising under or in connection with such Pre-Petition Loan Agreement or the DIP Loan Documents or any related documents or instruments.

      1.36 "Lien" shall have the meaning set forth in Section 101(37) of the Bankruptcy Code; except that a lien that has been avoided in accordance with Sections 544, 545, 546, 547, 548 or 549 of the Bankruptcy Code shall not constitute a lien.

      1.37 "Litigation Claim" shall mean any Claim for which a proof of claim has been properly and timely filed by the Claims Deadline against any of the Debtors arising out of or in connection with events allegedly causing personal injury (including workers' compensation claims) or property damage (including damage to cargo during the transportation of freight), or based on other events, which events giving rise to such Claim are alleged to have been caused by, involved or arisen out of actions or omissions of the Debtors, their subsidiaries, affiliates, employees or agents, and pursuant to which a lawsuit or other legal proceeding was commenced before any court, agency or other governmental authority by or on behalf of the holders of such Claims against the Debtors or their subsidiaries, affiliates, employees or agents, or against one or more of the Debtors' general liability insurance policies.

      1.38 "Management Stock Option Plan" shall mean the stock option plan to be established by Reorganized TRISM, substantially in the form annexed as an Exhibit to the Disclosure Statement, which plan shall provide for the issuance upon exercise of such options of shares of New TRISM Common Stock constituting 10%, on a fully-diluted basis, of the authorized and outstanding shares of New TRISM Common Stock on the Effective Date.

      1.39 "New Employment Agreements" shall mean, collectively, the employment agreements to be entered into between Reorganized TRISM and each of Edward L.
McCormick, J. Barry Moody, James G. Overley, Ralph S. Nelson and Walter E. Prince on the Effective Date substantially in the form annexed as an exhibit to the Disclosure Statement and providing for the base salary for each such executive as set forth on the list included with such form.

      1.40 "New Senior Subordinated Notes" shall mean the senior subordinated notes in the principal amount of $30 million to be issued by Reorganized TRISM pursuant to the New Senior Subordinated Note Indenture and distributed to holders of Allowed Old Senior Subordinated Note Claims pursuant to Section 4.3(c) of the Plan.

      1.41 "New Senior Subordinated Note Indenture" shall mean the indenture, dated as of the Effective Date, between Reorganized TRISM and the New Senior Subordinated Note Indenture Trustee respecting the New Senior Subordinated Notes, substantially in the form annexed as an exhibit to the Disclosure Statement, which form is subject to being finalized prior to the Effective Date by the Debtors and the Informal Committee.

      1.42 "New Senior Subordinated Note Indenture Trustee" shall mean the Old Senior Subordinated Note Indenture Trustee or such other entity reasonably acceptable to the Informal Committee who shall act as indenture trustee under the New Senior Subordinated Note Indenture.

      1.43 "New TRISM Common Stock" shall mean the $.01 par value common stock of Reorganized TRISM issued pursuant to this Plan and the Reorganized TRISM Charter.

      1.44 "Official Committee" shall mean the official committee(s), if any, appointed in the Chapter 11 Cases pursuant to Section 1102 of the Bankruptcy Code, as the same may be constituted from time to time.

      1.45 "Old Common Stock Interests" shall mean the equity interests represented by duly authorized, validly issued and outstanding shares of common stock of TRISM, par value $.01 per share, prior to the Effective Date.

      1.46 "Old Senior Subordinated Notes" shall mean the 10.75% senior subordinated notes due December 15, 2000, in the original principal amount of $100 million, issued pursuant to the Old Senior Subordinated Note Indenture.

      1.47 "Old Senior Subordinated Note Claims" shall mean all claims based upon or evidenced by an Old Senior Subordinated Note.

      1.48 "Old Senior Subordinated Note Indenture" shall mean that certain indenture dated as of December 15, 1993, as amended or supplemented from time to time in accordance with the terms thereof, between TRISM and the Old Senior Subordinated Note Indenture Trustee, pursuant to which the Old Senior Subordinated Notes were issued.

      1.49 "Old Senior Subordinated Note Indenture Trustee" shall mean U.S. Bank Trust, National Association, as successor indenture trustee to First Trust National Association under the Old Senior Subordinated Note Indenture.

      1.50 "Other Professionals" shall have the meaning ascribed to such term in
Section 2.2(a) of this Plan.

      1.51 "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated association or organization, governmental agency or political subdivision thereof.

      1.52 "Petition Date" shall mean September 16, 1999, the date on which the Debtors filed their voluntary Chapter 11 petitions with the Bankruptcy Court pursuant to the Bankruptcy Code.

      1.53 "Plan" shall mean this Chapter 11 plan of reorganization, including, without limitation, the Plan Documents, and all exhibits, supplements, appendices and schedules hereto and thereto, either in its present form or as the same may be altered, amended or modified from time to time.

      1.54  "Plan  Documents"  shall  mean  the  New  Senior   Subordinate  Note
Indenture, the Registration Rights Agreement, the New Employment Agreement (including the list of base salaries in favor of TRISM's senior management as of and after the Effective Date), the Management Stock Option Plan, the Management Incentive Plan, and the Reorganized TRISM Charter, as they may be amended at any time prior to the conclusion of the Disclosure Statement hearing, or thereafter, in accordance with Section 12.4 hereof. The Plan Documents shall be filed with the Bankruptcy Court no later than the date on which the final hearing regarding approval of the Disclosure Statement commences before the Bankruptcy Court.

      1.55 "Post-Effective Date Financing Facility" shall mean a post-Effective Date term loan and working capital revolving credit financing between the Reorganized Debtors and a lender selected by the Reorganized Debtors in consultation with the Informal Committee containing terms and conditions in form and substance acceptable to the Reorganized Debtors and the Informal Committee.

      1.56 "Post-Effective Date Financing Facility Documents" shall mean the documents or term sheets setting forth the terms of the Post-Effective Date Financing Facility.

      1.57 "Priority Claims" shall mean any and all Claims (or portions thereof), if any, entitled to priority under Section 507(a) of the Bankruptcy Code other than Priority Tax Claims and Administrative Expense Claims.

      1.58 "Priority Tax Claim" shall mean any Claim of a governmental unit entitled to priority under Section 507(a)(8) of the Bankruptcy Code.

      1.59 "Professionals" shall mean those Persons (a) employed pursuant to an order of the Bankruptcy Court in accordance with Sections 327 or 1103 of the Bankruptcy Code and to be compensated for services pursuant to Sections 327, 328, 329, 330 and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to Section 503(b)(4) of the Bankruptcy Code.

      1.60 "Pro Rata Share" shall mean a proportionate share, so that the ratio of the consideration distributed on account of an Allowed Claim or Equity Interest in a Class to the amount of such Allowed Claim or Equity Interest is the same as the ratio of the amount of the consideration distributed on account of all Allowed Claims or Equity Interests in such Class to the amount of all Allowed Claims or Equity Interests in such Class.

      1.61 "Registration Rights Agreement" shall mean the registration rights agreement to be entered into by and among Reorganized TRISM and the members of the Informal Committee as of the Effective Date granting registration rights to such parties with respect to their respective holdings of New TRISM Common Stock and New Senior Subordinated Notes, substantially in the form annexed as an exhibit to the Disclosure Statement, which form is subject to being finalized prior to the Effective Date by the Debtors and the Informal Committee.

      1.62 "Released Parties" shall mean, collectively, the Debtors, Reorganized Debtors, members of the Informal Committee, and all past and present officers, directors, agents, employees, counsel, financial advisors and Professionals of each of the foregoing.

      1.63 "Reorganized Debtors" shall mean, collectively, Reorganized TRISM and the Reorganized Subsidiary Debtors, or any successors thereto by merger, consolidation or otherwise, on or after the Effective Date.

      1.64 "Reorganized Debtors' Charters" shall mean, collectively, the amended and restated certificates of incorporation and bylaws of each of Reorganized TRISM and the

Reorganized   Subsidiary  Debtors,   which,  with  respect  to  the  Reorganized
Subsidiary Debtors, the forms of which will be filed within five (5) days prior to the deadline for filing objections to the confirmation of the Plan.

      1.65 "Reorganized Subsidiary Debtors" shall mean, collectively, each of the Subsidiary Debtors, or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date.

      1.66 "Reorganized TRISM" shall mean TRISM, or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date.

      1.67 "Reorganized TRISM Charter" shall mean, collectively, the amended and restated certificate of incorporation and bylaws of Reorganized TRISM, which shall be substantially in the forms annexed as an Exhibit to the Disclosure Statement, which forms are subject to being finalized prior to the Effective Date by the Debtors and the Informal Committee.

      1.68 "Restructuring Agreement" shall mean that certain restructuring agreement, dated as of August 31, 1999, a copy of which is annexed as an Exhibit to the Disclosure Statement.

      1.69 "Retiree Benefits" shall mean payments to any entity or Person for the purpose of providing or reimbursing payments for retired employees of the Debtors and of any other entities as to which the Debtors are obligated to provide retiree benefits and the eligible spouses and eligible dependents of such retired employees, for medical, surgical, or hospital care benefits, or in the event of death of a retiree under any plan, fund or program (through the purchase of insurance or otherwise) maintained or established by the Debtors prior to the Petition Date, as such plan, fund or program was then in effect or as heretofore or hereafter amended.

      1.70 "Schedules" shall mean the schedules of assets and liabilities, the list of holders of interests and the statements of financial affairs filed by the Debtors under Section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as such schedules, lists and statements have been or may be supplemented or amended from time to time.

      1.71 "Subsidiary" shall mean any entity of which the outstanding capital stock entitled to vote for the election of directors is owned or controlled, directly or indirectly, by a Debtor, by one or more Subsidiaries of a Debtor, or by a Debtor and one or more of its other Subsidiaries.

      1.72 "Subsidiary Debtors" shall mean, collectively, Trism Heavy Haul, Inc., Trism Specialized Carriers, Inc., Trism Special Services, Inc., Trism
Secured Transportation, Inc., Diablo Systems, Inc., Trism Eastern, Inc., Tri-State Motor Transit Co., Trism Logistics, Inc. and Trism Equipment, Inc.

      1.73 "Subsidiary Equity Interest" shall mean any share of common stock or other instrument evidencing a present ownership interest in any of the Subsidiaries, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest.

      1.74 "Substantive Consolidation Order" shall mean the order, or provisions of the Confirmation Order, substantively consolidating the Debtors' Estates as provided in Article 8 hereof.

      1.75 "TRISM" shall mean TRISM, Inc., a Delaware corporation.


                                    ARTICLE 2

                       TREATMENT OF ALLOWED ADMINISTRATIVE
                 EXPENSE CLAIMS AND ALLOWED PRIORITY TAX CLAIMS

      2.1 Non-Classification. As provided in Section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims against the Debtors are not classified for the purposes of voting on or receiving distributions under this Plan. All such Claims are instead treated separately upon the terms set forth in this Article 2.

      2.2   Administrative Expense Claims.

            (a) In General. All Administrative Expense Claims shall be paid in full, in Cash, in such amounts as (a) are incurred in the ordinary course of business by the Debtors, (b) are Allowed by the Bankruptcy Court upon the later of the Effective Date, the date upon which there is a Final Order allowing such Administrative Expense Claim or any other date specified in such order, or (c) may be agreed upon between the holder of such Administrative Expense Claim and the Debtors. Such Administrative Expense Claims shall include obligations to the DIP Lender, costs incurred in the operation of the Debtors' businesses after the Petition Date, the fees and expenses of Professionals retained by the Debtors, the Informal Committee, any statutory committee appointed to serve in the Chapter 11 Cases, and the fees due to the United States Trustee pursuant to 28 U.S.C. ss. 1930.

            (b) Professional Compensation and Expense Reimbursement Claims. All entities seeking an award by the Bankruptcy Court of Professional Fees, or of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under Sections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code, (a) shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date within thirty
(30) days after the Confirmation Date, and (b) if granted such an award by the Bankruptcy Court, shall be paid in full in such amounts as are allowed by the Bankruptcy Court (i) on the later of the Effective Date or the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable, (ii) upon such other terms as may be mutually agreed upon between such holder of an Allowed Administrative Expense Claim and the Debtors-in-Possession or, on and after the Effective Date, the Reorganized Debtors, or (iii) in accordance with the terms of any applicable administrative procedures order entered by the Bankruptcy Court. All Professional Fees for services rendered in connection with the Chapter 11 Cases and the Plan after the Confirmation Date, including, without limitation, those relating to the occurrence of the Effective Date, the prosecution of Causes of Action preserved hereunder and the resolution of Disputed Claims, shall be paid by the Reorganized Debtors upon receipt of an invoice therefor, or on such other terms as the Reorganized Debtors may agree to, without the need for further Bankruptcy Court authorization or entry of a Final Order. If the Reorganized Debtors and any Professional cannot agree on the amount of post-Confirmation Date fees and expenses to be paid to such Professional, such amount shall be determined by the Bankruptcy Court. Subject to the approval of the Bankruptcy Court upon any dispute by Reorganized TRISM as set forth below, and whether or not the U.S. Trustee appoints an Official Committee, the reasonable fees and expenses incurred on or after the Petition Date by counsel (Akin, Gump, Strauss, Hauer & Feld, L.L.P.) and local counsel to the Informal Committee, and the Old Senior Subordinated Note Indenture Trustee, incurred through and including the Effective Date will be paid on or as soon as practicable after the Effective Date. To the extent, after being furnished with normal supporting documents for such fees and expenses, Reorganized TRISM disputes the reasonableness of any such fees and expenses, Reorganized TRISM shall pay such fees and expenses as are not disputed, and shall submit to the Informal Committee or the Old Senior Subordinated Note Indenture Trustee, as the case may be, a written list of specific fees and expenses viewed by Reorganized TRISM as not being reasonable. To the extent that Reorganized TRISM and the Informal Committee or the Old Senior Subordinated Note Indenture Trustee, as the case may be, are unable to resolve the dispute, the dispute shall be resolved by the Bankruptcy Court.

            (c) Treatment of Claims of DIP Lender. Simultaneously with the closing of the Post-Effective Date Financing Facility, all of the Debtors' obligations to the DIP Lender pursuant to the DIP Loan Documents shall be fully and finally satisfied in accordance with the terms thereof.

      2.3 Priority Tax Claims. Allowed Priority Tax Claims shall be paid in full, in Cash, upon the later of (a) the Effective Date, (b) the date upon which there is a Final Order allowing such Claim as an Allowed Priority Tax Claim, (c) the date that such Allowed Priority Tax Claim would have been due if the Chapter 11 Cases had not been commenced, or (d) upon such other terms as may be agreed to between the Debtors and any holder of an Allowed Priority Tax Claim; provided, however, that the Debtors may, at their option, in lieu of payment in full of Allowed Priority Tax Claims on the Effective Date, make Cash payments respecting Allowed Priority Tax Claims deferred to the extent permitted by
Section 1129(a)(9) of the Bankruptcy Code and, in such event, interest shall be paid on the unpaid portion of such Allowed Priority Tax Claim at a rate to be agreed to by the Debtors and the appropriate governmental unit or, if they are unable to agree, as determined by the Bankruptcy Court.

                                    ARTICLE 3

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

      Claims (other than Allowed Administrative Expense Claims and Allowed Priority Tax Claims) and Equity Interests are classified for all purposes, including voting on, confirmation of and distribution pursuant to the Plan, as follows:

Class                                                                     Status

Class 1 - - Priority Claims...........................................Unimpaired

Class 2 - - General Secured Claims....................................Unimpaired
            (Each General Secured Claim shall constitute a separate Class numbered 2.1, 2.2, 2.3 and so on)

Class 3 - - Old Senior Subordinated Note Claims.........................Impaired

Class 4 - - General Unsecured Claims..................................Unimpaired

Class 5 - - Old Common Stock Interests..................................Impaired

Class 6 - - Subsidiary Equity Interests...............................Unimpaired

                                    ARTICLE 4

                    TREATMENT OF CLAIMS AND EQUITY INTERESTS

      4.1 CLASS 1 -- PRIORITY CLAIMS.

            (a) Impairment and Voting. Class 1 is unimpaired by the Plan. Consequently, each holder of an Allowed Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

            (b) Distributions. Each holder of an Allowed Priority Claim shall receive Cash in an amount equal to such Allowed Priority Claim on the later of the Effective Date and the date such Priority Claim becomes an Allowed Priority Claim, or as soon thereafter as is practicable, unless the holder of an Allowed Priority Claim and the Reorganized Debtors agree to a different treatment thereof.

      4.2   CLASS 2 -- GENERAL SECURED CLAIMS.

            (a) Impairment and Voting. Class 2 is unimpaired by the Plan. Consequently, each holder of an Allowed General Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

            (b) Distributions. To the extent not satisfied by the Debtors, pursuant to Bankruptcy Court order, in the ordinary course of business prior to the Effective Date, at the option of the Reorganized Debtors, (i) an Allowed General Secured Claim shall be reinstated and rendered unimpaired in accordance with Section 1124(2) of the Bankruptcy Code, (ii) a holder of an Allowed General Secured Claim shall receive Cash in an amount equal to such Allowed General Secured Claim, including any interest on such Allowed General Secured Claim required to be paid pursuant to Section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such General Secured Claim becomes an Allowed General Secured Claim, or as soon thereafter as is practicable, or (iii) a holder of an Allowed General Secured Claim shall receive the Collateral securing both its Allowed General Secured Claim and any interest on such Allowed General Secured Claim required to be paid pursuant to Section 506(b) of the Bankruptcy Code, in full and complete satisfaction thereof on the later of the Effective Date and the date such General Secured Claim becomes Allowed, or as soon thereafter as is practicable.

      4.3   CLASS 3 -- OLD SENIOR SUBORDINATED NOTE CLAIMS.

            (a) Allowance of Old Senior Subordinated Note Claims. On the Effective Date, the Old Senior Subordinated Note Claims shall be deemed Allowed in the aggregate amount of $86.2 million plus accrued and unpaid interest relating to the period up to but not including the Petition Date.

            (b) Impairment and Voting. Class 3 is impaired by the Plan. Consequently, each holder of an Allowed Old Senior Subordinated Note Claim shall be entitled to vote to accept or reject the Plan.

            (c) Distributions. On the Effective Date, each holder of an Allowed Old Senior Subordinated Note Claim shall receive, in full and final satisfaction of such Allowed Claim, its Pro Rata Share of (i) the New Senior Subordinated Notes, and (ii) 1,900,000 shares of New TRISM Common Stock. The New TRISM Common Stock issued to holders of Allowed Old Senior Subordinated Note Claims pursuant to this Section 4.3(c), will represent, in the aggregate, ninety-five percent (95%) of the authorized and outstanding shares of New TRISM Common Stock on the Effective Date; provided, however, that the foregoing percentage is subject to dilution by shares of New TRISM Common Stock issued in accordance with the Management Stock Option Plan, and such other shares as may be authorized and issued pursuant to the Reorganized TRISM Charter.

            (d) Principal Terms of New Senior Subordinated Notes. Subject to the occurrence of the Effective Date, the New Senior Subordinated Notes issued pursuant to the New Senior Subordinated Note Indenture shall contain the following principal terms:

            Issuer:           Reorganized TRISM

            Guarantors:       Reorganized Subsidiary Debtors

            Principal Amount: $30.0 million

            Maturity:         Fifth anniversary of the Effective Date

            Interest:         Payable  in  Cash  at a  rate  of 12%  per  annum,
                              semi-annually on March 15 and September 15 of each year during the term beginning on March 15, 2000;
                              provided, however, that the interest payment due on March 15, 2000, shall be in an amount equal to a notional accrual of interest on the Principal
                              Amount commencing on September 15, 1999.

            Amortization:     None

            Collateral:       New Senior Subordinated Notes shall be unsecured.

            Covenants:        Normal and  customary for  unsecured  subordinated
                              indebtedness of this nature,  to be determined  to
                              the   reasonable  satisfaction  of  the   Informal
                              Committee.

            (e) Cancellation of Old Senior Subordinated Notes and Related Instruments. As of the Effective Date, all Old Senior Subordinated Notes, and all indentures, agreements, instruments and other documents evidencing Old Senior Subordinated Note Claims and the rights of the holders thereof, shall be cancelled and deemed null and void and of no further force and effect (all without further act or action by any Person), and all obligations of any Person (including, without limitation, the Old Senior Subordinated Note Indenture Trustee) under such instruments and agreements shall be fully and finally satisfied and released. Notwithstanding the foregoing, such cancellation shall not impair the rights and duties under the Old Senior Subordinated Note Indenture as between the Old Senior Subordinated Note Indenture Trustee and the beneficiaries of the trust created thereby.

      4.4   CLASS 4 -- GENERAL UNSECURED CLAIMS.

            (a) Impairment and Voting. Class 4 is unimpaired by the Plan. Consequently, each holder of an Allowed General Unsecured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

            (b) Distributions. To the extent not satisfied by the Debtors, pursuant to Bankruptcy Court order, in the ordinary course of business prior to the Effective Date, in full and final satisfaction of such claim, the legal, equitable, and contractual rights to which an Allowed General Unsecured Claim entitles the holder thereof shall be left unimpaired and, accordingly, shall be satisfied on the latest of (i) the Effective Date, (ii) the date a General Unsecured Claim becomes an Allowed Claim, (iii) the date an Allowed General Unsecured Claim becomes due and payable in the ordinary course of the Debtors' business and (iv) the date on which the Debtors and the holder of such Allowed General Unsecured Claim otherwise agree in writing. After the Effective Date, the amount of any Litigation Claim may be liquidated through the continuation of the lawsuit or other legal proceeding relating thereto by the holder(s) thereof in the court and jurisdiction in which such Litigation Claim was pending as of the Petition Date. A Litigation Claim shall only be liquidated pursuant to a final order or judgment (a) as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for reargument or rehearing shall then be pending, or (b) pursuant to a final order or judgment as to which any right to appeal, petition for certiorari, reargue or rehear shall have been waived in writing, or (c) in the event that an appeal, writ for certiorari, or reargument or rehearing thereof has been sought, (i) such order or judgment shall have been determined by the highest court to which such order or judgment was appealed, or (ii) certiorari, or reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired.

      4.5   CLASS 5 -- OLD COMMON STOCK INTERESTS.

            (a) Impairment and Voting. Class 5 is impaired by the Plan. Consequently, each holder of an Allowed Old Common Stock Interest shall be entitled to vote to accept or reject the Plan.

            (b) Distributions. On the Effective Date, all Old Common Stock Interests shall be cancelled, annulled and extinguished, and each holder of an Allowed Old Common Stock Interest shall receive its Pro Rata Share of 100,000 shares of New TRISM Common Stock to be issued pursuant to the Plan. The New TRISM Common Stock issued to holders of Old Common Stock Interests pursuant to this Section 4.5(b) will represent, in the aggregate, five percent (5%) of the authorized and outstanding shares of New TRISM Common Stock on the Effective Date, provided, however, that the foregoing percentage is subject to dilution by shares of New TRISM Common Stock issued in accordance with the Management Stock Option Plan, and such other shares as may be issued pursuant to the Reorganized TRISM Charter.

      4.6   CLASS 6 -- SUBSIDIARY EQUITY INTERESTS.

            (a) Impairment and Voting. Class 6 is unimpaired by the Plan. Consequently, each holder of an Allowed Subsidiary Equity Interest is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

            (b) Distributions. On the Effective Date, record holders of Allowed Subsidiary Equity Interests shall continue to hold such equity interests, which equity interests shall continue to be evidenced by the capital stock held by such record holders in the Subsidiary or Subsidiaries as of the Effective Date.

                                    ARTICLE 5

                IMPLEMENTATION AND EFFECT OF CONFIRMATION OF PLAN

      5.1 Plan Funding. The funds utilized to make Cash payments under the Plan have been and/or will be generated from, among other things, the operation of the Debtors' businesses and borrowing under the Post-Effective Date Financing Facility.

      5.2 Post-Effective Date Financing Facility. On or prior to the Effective Date, the Debtors or Reorganized Debtors, as the case may be, shall execute the Post-Effective Date Financing Facility Documents. The Post-Effective Date Financing Facility, among other things, shall (i) be effective on the Effective Date, (ii) be a senior secured facility, (iii) provide for aggregate borrowings (including a working capital line of credit) of up to $50 million, and (iv) contain terms and conditions in form and substance acceptable to the Debtors and the Informal Committee.

      5.3 Reorganized Debtors' Charters. On the Effective Date, the Reorganized Debtors' Charters will become effective. The Reorganized Debtors' Charters, together with the provisions of the Plan, shall, as applicable, provide for, among other things, the authorization and issuance of the New TRISM Common Stock, and such other provisions as are necessary to facilitate consummation of the Plan, including a provision prohibiting the issuance of non-voting equity securities in accordance with Section 1123(a)(6) of the Bankruptcy Code, all without any further action by the stockholders or directors of the Debtors or the Reorganized Debtors.

      5.4 New Senior Subordinated Note Indenture. On the Effective Date, the New Senior Subordinated Note Indenture Trustee and Reorganized TRISM shall execute and deliver the New Senior Subordinated Note Indenture, which shall become effective on the Effective Date.

      5.5 Registration Rights Agreement. On the Effective Date, Reorganized TRISM and the members of the Informal Committee shall execute and deliver the Registration Rights Agreement, which shall become effective as of such date.

      5.6 Issuance of New Securities; Listing on National Securities Exchange. The Reorganized Debtors shall issue, in accordance with the terms of the Plan, 2,000,000 shares of New TRISM Common Stock and the New Senior Subordinated Notes. On the Effective Date, the Debtors will transmit written instructions regarding the surrender of Old Senior Subordinated Notes and Old Common Stock Interests, and the distribution of shares of New TRISM Common Stock and New Senior Subordinated Notes to those parties entitled to distributions thereof pursuant to this Plan. Reorganized TRISM will use its reasonable best efforts to cause the New TRISM Common Stock to be listed for trading on a national securities exchange or the NASDAQ National Market System, subject to applicable exchange requirements. All shares of New TRISM Common Stock to be issued pursuant to this Plan shall be, upon issuance, fully paid and non-assessable, and shall be subject to dilution only as may be expressly set forth in this Plan or in the Plan Documents, and the holders thereof shall have no preemptive or other rights to subscribe for additional shares.

      5.7 Management of Reorganized Debtors. On the Effective Date, the management, control and operation of the Reorganized Debtors shall become the general responsibility of the respective boards of directors of the Reorganized Debtors, who shall, thereafter, have responsibility for the management, control and operation of the Reorganized Debtors in accordance with applicable law.

      5.8   Directors and Officers of Reorganized Debtors.

            (a) Boards of Directors of Reorganized Debtors. The initial members of the post-Confirmation board of directors of Reorganized TRISM shall consist of Edward L. McCormick, as Chairman, and four (4) independent directors acceptable to the Informal Committee, provided, however, that the Informal Committee shall reasonably consult with the Debtors regarding the selection of such directors. The designation of the independent directors acceptable to the Informal Committee, along with the designation of the board members for each of the Reorganized Subsidiaries, shall be filed with the Bankruptcy Court on or prior to the commencement date of the Confirmation Hearing, or such later date as the Bankruptcy Court may establish.

            (b) Officers of Reorganized Debtors. The officers of the respective Debtors immediately prior to the Effective Date shall serve as the officers of the respective Reorganized Debtors on and after the Effective Date.

            (c) Employment Contracts. On the Effective Date, the current severance agreements between TRISM and Edward L. McCormick, J. Barry Moody, James G. Overley, Ralph S. Nelson and Walter E. Prince shall be deemed cancelled and terminated, and Reorganized TRISM and each of such individuals shall enter into a New Employment Agreement which shall become automatically effective on the Effective Date. The deemed cancellation and termination of the current severance agreements between such officers and the Debtors shall not give rise to any claims by or on behalf of such individuals against the Debtors or the Reorganized Debtors.

      5.9 Management Stock Option Plan. On the Effective Date, the Management Stock Option Plan shall be adopted by Reorganized TRISM, and by voting to accept the Plan, all holders of Old Senior Subordinated Notes shall be deemed to have ratified and approved the Management Stock Option Plan. Following the Effective Date, the Management Stock Option Plan may be modified by the Board of Directors of Reorganized TRISM in accordance with the terms thereof and any such modification or amendment shall not require an amendment of the Plan. The Management Stock Option Plan shall be effective immediately upon the Effective Date. The Management Stock Option Plan is annexed as an Exhibit to the Disclosure Statement.

      5.10 Management Incentive Plan. On the Effective Date, Reorganized TRISM shall adopt a management incentive plan in the form annexed as an exhibit to the Disclosure Statement. Such management incentive plan shall be effective immediately upon the Effective Date.

      5.11  Cancellation and Surrender of Existing Securities and Agreements.

            (a) Except as may otherwise be provided in the Plan, on the Effective Date, the promissory notes, share certificates, bonds and other instruments evidencing any Claim or Old Common Stock Interest shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors under the agreements, indentures and certificates of designations governing such Claims and Old Common Stock Interests, as the case may be, shall be discharged and released.

            (b) Each holder of a promissory note, share certificate, bond or other instrument evidencing a Claim or Old Common Stock Interest, shall surrender such promissory note, share certificate, bond or instrument to the Reorganized Debtors (or their disbursing agent), unless such requirement is waived by the Reorganized Debtors. No distribution of property hereunder shall be made to or on behalf of any such holders unless and until such promissory note, share certificate, bond or instrument is received by the Reorganized Debtors (or their disbursing agent), or the unavailability of such promissory note, share certificate, bond or instrument is established to the reasonable satisfaction of the Reorganized Debtors (or their disbursing agent), or such requirement is waived by the Reorganized Debtors. The Reorganized Debtors may require any holder that is unable to surrender or cause to be surrendered any such promissory notes, share certificates, bonds or instruments to deliver an affidavit of loss and indemnity and/or furnish a bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to the Reorganized Debtors. Any holder that fails within the later of one year after the Effective Date and the date of Allowance of its Claim or Old Common Stock Interest (i) to surrender or cause to be surrendered such promissory note, share certificate, bond or instrument; (ii) if requested, to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Reorganized Debtors (or their disbursing agent), and (iii) if requested, to furnish a bond reasonably satisfactory to the Reorganized Debtors (or their disbursing agent) shall be deemed to have forfeited all rights, Claims and Causes of Action against the Debtors and Reorganized Debtors and shall not participate in any distribution hereunder.

      5.12 Continuation of Bankruptcy Injunction or Stays. All injunctions or stays provided for in the Chapter 11 Cases under Sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

      5.13 Revesting of Assets. Except as otherwise provided by the Plan, upon the Effective Date, title to all properties and assets dealt with by the Plan shall pass to the Reorganized Debtors free and clear of all Claims, Liens, encumbrances and interests of creditors and of equity security holders (except those Claims, Liens, encumbrances and interests created pursuant to this Plan) and the Confirmation Order shall be a judicial determination of discharge and extinguishment of all Claims, Liens or Equity Interests (except those created pursuant to this Plan).

      5.14 General Release of Liens. Except as otherwise provided in the Plan in connection with the Equipment Lessor Claims and the Post-Effective Date Financing

Facility, or in any contract, instrument, indenture or other agreement or document created in connection with the Plan or the implementation thereof, on the Effective Date, all mortgages, deeds of trust, liens or other security interests against property of the Estates are hereby released and extinguished, and all the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests will revert to the Reorganized Debtors as applicable, and the successors and assigns thereof.

      5.15 Full and Final Satisfaction. All payments and all distributions hereunder shall be in full and final satisfaction, settlement, release and discharge of all Claims and Equity Interests, except as otherwise provided in the Plan.

      5.16 Causes of Action. As of and subject to the occurrence of the Effective Date, the Debtors and the Reorganized Debtors, for and on behalf of themselves and their Estates, hereby waive and release any of the Causes of Action under Sections 510, 544, 547, 548, 550 and 553 of the Bankruptcy Code.

      5.17 Termination of Subordination Rights. The classification and manner of satisfying all Claims and Equity Interests under the Plan take into consideration all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, Sections 510(b) and
(c) of the Bankruptcy Code or otherwise, that a holder of a Claim or Equity Interest may have against other Claim or Equity Interest holders with respect to any distribution made pursuant to the Plan. On the Effective Date, all contractual, legal or equitable subordination rights that a holder of a Claim or Equity Interest may have with respect to any distribution to be made pursuant to the Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be permanently enjoined and distributions pursuant to the Plan shall not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by any beneficiary of such terminated subordination rights.

      5.18 Administration Pending Effective Date. Prior to the Effective Date, the Debtors shall continue to operate their businesses as debtors-in-possession, subject to all applicable requirements of the Bankruptcy Code and the Bankruptcy Rules. After the Effective Date, the Reorganized Debtors may operate their businesses, and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, but subject to the continuing jurisdiction of the Bankruptcy Court as set forth in Article 11 hereof.

      5.19 Setoffs. Nothing contained in this Plan shall constitute a waiver or release by the Debtors of any rights of setoff the Debtors may have against any Person other than holders of Old Senior Subordinated Notes.

      5.20 Corporate Action. Pursuant to Section 303 of the Delaware General Corporation Law, all terms of this Plan may be put into effect and carried out without further action by the directors or shareholders of the Debtors or Reorganized Debtors, who shall be deemed to have unanimously approved the Plan and all agreements and transactions provided for or contemplated herein, including, without limitation: (i) the adoption of the Reorganized

Debtors' Charters, (ii) the initial selection of directors and officers of the Reorganized Debtors, (iii) the distribution of Cash and the issuance and distribution of New TRISM Common Stock and New Senior Subordinated Notes pursuant to this Plan, and (iv) the consolidation of non-debtor affiliates pursuant to Section 5.20 hereof.

      5.21 Post-Confirmation Fees, Final Decree. The Reorganized Debtors shall be responsible for the payment of any post-confirmation fees due pursuant to 28 U.S.C.ss. 1930(a)(6) and the filing of post-confirmation reports, until a final decree is entered. A final decree shall be entered as soon as practicable after distributions have commenced under this Plan.

      5.22 Section 1145 Exemption. The Confirmation Order shall provide that the issuance of the New Senior Subordinated Notes and the New TRISM Common Stock shall be exempt from registration requirements in accordance with Section 1145 of the Bankruptcy Code.

      5.23 Corporate Consolidation. The Debtors may, on or prior to the Effective Date, merge or otherwise consolidate certain non-debtor Subsidiaries into one or more other Subsidiaries or Debtor Subsidiaries or other non-debtor affiliates, and dissolve certain other obsolete non-debtor affiliates, each pursuant to applicable state law.


                                    ARTICLE 6

                  PROVISIONS REGARDING VOTING AND DISTRIBUTIONS
              UNDER THE PLAN AND TREATMENT OF DISPUTED, CONTINGENT
                  AND UNLIQUIDATED CLAIMS AND EQUITY INTERESTS

      6.1 Voting of Claims. Each holder of an Allowed Claim or Equity Interest in an impaired Class which retains or receives property under the Plan shall be entitled to vote separately to accept or reject the Plan and indicate such vote on a duly executed and delivered Ballot as provided in such order as is entered by the Bankruptcy Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

      6.2 Nonconsensual Confirmation. If any impaired Class entitled to vote shall not accept the Plan by the requisite statutory majorities provided in Sections 1126(c) or 1126(d) of the Bankruptcy Code, as applicable, or if any impaired class is deemed to have rejected the Plan, the Debtors reserve the right (a) to undertake to have the Bankruptcy Court confirm the Plan under
Section 1129(b) of the Bankruptcy Code and (b) to amend the Plan, with the consent of Informal Committee in accordance with Section 12.4 of the Plan to the extent necessary to obtain entry of the Confirmation Order.

      6.3   Method of Distributions Under the Plan.

            (a) In General. Subject to Bankruptcy Rule 9010, all distributions under the Plan shall be made by the Reorganized Debtors (or their disbursing agent) to the holder of each Allowed Claim at the address of such holder as listed in the Debtors' books and records or on the Schedules as of the Distribution Record Date, unless the Debtors or Reorganized Debtors have been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or notice of transfer of claim filed by such holder that provides an address, if any, for such holder different from the address reflected in the Debtors' books and records or on the Schedules.

            (b) Distributions of Cash. Any payment of Cash made by the Reorganized Debtors (or their disbursing agent) pursuant to the Plan shall be made by check drawn on a domestic bank.

            (c) Timing of Distributions. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

            (d) Fractional Dollars. Whenever any payment of a fraction of a dollar would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole dollars (rounding down in the case of $0.50 or less and rounding up in the case of more than $0.50).

            (e) Fractional Shares. No fractional shares of New TRISM Common Stock shall be distributed under the Plan. When any distribution on account of an Allowed Claim or Equity Interest pursuant to the Plan would otherwise result in the issuance of a number of shares of New TRISM Common Stock that is not a whole number, such fractional interests shall be combined into as many whole shares as possible and shall be redistributed to holders of Claims and Equity Interests (as applicable) with fractional interests, in descending order, until all such whole shares or warrants are distributed.

            (f) Fractional New Subordinated Notes. No fractional New Senior Subordinated Notes shall be distributed under the Plan. Whenever any payment of a fraction of a dollar of principal amount of New Senior Subordinated Notes would otherwise be called for, the actual New Senior Subordinated Note distributed shall reflect a rounding of such fraction to the nearest whole dollar of principal amount (rounding down in the case of $0.50 or less and rounding up in the case of more than $0.50).

            (g) Unclaimed Distributions. Any distributions under the Plan that are unclaimed for a period of one year after distribution thereof shall revert and be revested in the Reorganized Debtors, and any entitlement of any holder of any Claim or Equity Interest to such distributions shall be forfeited, extinguished, and forever barred.

            (h) Distributions to Holders as of the Distribution Record Date. As of the close of business on the Distribution Record Date, the claims register (for Claims) and the transfer ledgers (for Old Senior Subordinated Notes and Equity Interests) shall be closed, and there shall be no further changes in the record holders of any Claims or Equity Interests. The Debtors, Reorganized
Debtors and the Old Senior Subordinated Note Indenture Trustee shall have no obligation to recognize any transfer of any Claims or Equity Interests occurring after the close of business on the Distribution Record Date, and shall instead be entitled to recognize and deal for all purposes under the Plan (except as to voting to accept or reject the Plan pursuant to Section 6.1 of the Plan) with only those holders of record as of the close of business on the Distribution Record Date.

      6.4 Objections to and Resolution of Administrative Expense Claims, Claims and Equity Interests. Except as to applications for allowance of compensation and reimbursement of expenses under Sections 330 and 503 of the Bankruptcy Code (with respect to which procedures respecting objections shall be governed by
Section 2.1(b) hereof and the Confirmation Order or other Final Order), the Debtors or Reorganized Debtors shall have the exclusive right to make and file objections to Administrative Expense Claims, Claims and Equity Interests subsequent to the Confirmation Date. All objections shall be litigated to Final Order; provided, however, that the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve or withdraw any objections. Unless otherwise ordered by the Bankruptcy Court, the Debtors or Reorganized Debtors shall file all objections to Administrative Expense Claims, Claims or Equity Interests that are the subject of proofs of claim or requests for payment filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses), Claims and Equity Interests and serve such objections upon the holder of the Administrative Expense Claim, Claim or Equity Interest as to which the objection is made as soon as is practicable, but in no event later than 90 days after the Effective Date or such later date as may be approved by the Bankruptcy Court upon motion by the Debtors without notice and a hearing.

      6.5   Disputed Claims.

            (a) With respect to any Disputed Claims and Equity Interests, for the purposes of effectuating the provisions of this Section 6.5 and the distributions to holders of Allowed Claims and Equity Interests, the Bankruptcy Court, on or prior to the Effective Date or such date or dates thereafter as the Bankruptcy Court shall set, may fix or liquidate the amount of such Disputed Claims and Equity Interests pursuant to Section 502(c) of the Bankruptcy Code, in which event the amounts so fixed or liquidated shall be deemed the maximum amounts of the Disputed Claims and Equity Interests pursuant to Section 502(c) of the Bankruptcy Code for purposes of distribution under the Plan.

            (b) When a Disputed Claim or Equity Interest becomes an Allowed Claim or Equity Interest, the Reorganized Debtors shall distribute to the holder of such Allowed Claim or Equity Interest, the property distributable to such holder as provided in this Plan.

      6.6 Disputed Payments. In the event of any dispute between and among holders of Claims or Equity Interests and/or the holders of a Disputed Claim or Equity Interest as to the right of any Person to receive or retain any payment or distribution to be made to such Person under the Plan, the Reorganized Debtors may, in lieu, of making such payment or distribution to such Person, instead hold such payment or distribution, without interest, until the disposition thereof shall be determined by a Final Order of the Bankruptcy Court or other court with appropriate jurisdiction.

                                    ARTICLE 7

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES;
                    INDEMNIFICATION CLAIMS; RETIREE BENEFITS;
                    POST - CONFIRMATION FEES AND FINAL DECREE

      7.1 Executory Contracts and Unexpired Leases. Any unexpired lease or executory contract that has not been expressly rejected by the Debtors or treated in this Plan with the Bankruptcy Court's approval on or prior to the Confirmation Date shall, as of the Confirmation Date (subject to the occurrence of the Effective Date), be deemed to have been assumed by the Debtors unless there is pending before the Bankruptcy Court on the Confirmation Date a motion to reject such unexpired lease or executory contract or such executory contract or unexpired lease is otherwise designated for rejection, provided that (a) such lease or executory contract is ultimately rejected, and (b) the filing of the Confirmation Order shall be deemed to be a rejection of all then outstanding unexercised stock options, warrants and similar rights. In accordance with
Section 1123(a)(5)(G) of the Bankruptcy Code, on the Effective Date, or as soon as practicable thereafter, the Reorganized Debtors shall cure all defaults under any executory contract or unexpired lease assumed pursuant to this Section 7.1 by making a Cash payment in an amount agreed to between the Reorganized Debtors and the claimant, or as otherwise fixed pursuant to a Final Order.

      7.2 Claims Deadline for Filing Proofs of Claims Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan. Claims arising out of the rejection of an executory contract or unexpired lease designated for rejection pursuant to the Confirmation Order, must be filed with the Bankruptcy Court and/or served upon the Debtors or Reorganized Debtors or as otherwise may be provided in the Confirmation Order by no later than 30 days after the notice of entry of an order approving such rejection. Any Claims not filed within such time will be forever barred from assertion against the Debtors, their estates, the Reorganized Debtors and their property, and the holders thereof shall not be entitled to any distribution under this Plan or otherwise from the Debtors or Reorganized Debtors. Unless otherwise ordered by the Bankruptcy Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated as General Unsecured Claims under the Plan.

      7.3 Indemnification Claims. In the event that the Bankruptcy Court approves the material terms of Article 9 herein, upon the Effective Date such Indemnification Claims shall be released and waived, provided, however, that in the event an action is commenced against a Released Party asserting one or more claims released pursuant to Article 9, the Reorganized Debtors shall defend and hold harmless such Released Party including, without limitation, by paying such Released Party's reasonable legal fees and expenses in connection with seeking to dismiss, filing an answer or otherwise responding to such claim, or assuming all responsibility to select counsel and respond to such claim in whatever manner. In the event that: (i) the Bankruptcy Court does not approve any or all of the material provisions of Article 9 herein, and (ii) the Plan is not terminated pursuant to Section 12.5 hereof, then all Indemnification Claims shall be assumed by the Reorganized Debtors without limitation and all Persons holding or asserting Indemnification Claims (whether directly, by subrogation or otherwise) shall be entitled to obtain recovery on account of such Claims from the Reorganized Debtors. The Reorganized Debtors shall continue and maintain all presently existing directors' and officers' insurance policies, and all such policies shall remain in full force and effect following Confirmation at comparable coverage levels.

      7.4 Compensation and Benefit Programs. Except as otherwise provided in the Plan, all employment and severance practices and policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their directors, officers or employees, including, without limitation, all savings plans, retirement plans, health care plans, severance benefit plans, incentive plans, workers' compensation programs and life, disability and other insurance plans are treated either as executory contracts pursuant to Section 7.1 of the Plan, or as permitted under applicable non-bankruptcy law.

      7.5 Retiree Benefits. Payment of any Retiree Benefits shall be continued solely to the extent, and for the duration of the period, the Debtors are contractually or legally obligated to provide such benefits, subject to any and all rights of the Debtors under applicable law.


                                    ARTICLE 8

                            SUBSTANTIVE CONSOLIDATION

      8.1 Substantive Consolidation. Except as expressly provided in the Plan, the Debtors and Reorganized Debtors shall continue to maintain their separate corporate existence for all purposes other than the treatment of Claims under the Plan. Pursuant to the Substantive Consolidation Order, on the Effective
Date: (i) all assets (and all proceeds thereof) and liabilities of the Debtors shall be deemed merged or treated as though they were merged into and with the assets and liabilities of TRISM, (ii) no distributions shall be made under the Plan on account of intercompany Claims among the Debtors and all such Claims shall be eliminated, (iii) all guarantees of the Debtors of the obligations of any other Debtor shall be deemed eliminated and extinguished so that any claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors shall be deemed to be one obligation of the consolidated Debtors, (iv) each and every Claim filed or to be filed in any of the Chapter 11 Cases shall be deemed filed against the consolidated Debtors, and shall be deemed one Claim against and obligation of the consolidated Debtors and (v) for purposes of determining the availability of the right of set-off under Section 553 of the Bankruptcy Code, the Debtors shall be treated as one entity so that, subject to the other provisions of
Section 553 of the Bankruptcy Code, debts due to any of the Debtors may be set-off against the debts of any of the other Debtors. Such substantive consolidation shall not (other than for purposes related to the Plan) affect (i) the legal and corporate structures of the Reorganized Debtors, and (ii) Subsidiary Equity Interests. Nothing in this Section 8.1 shall affect the rights of holders of Equipment Lessor Claims against any of the Debtors under any guarantees of obligations under a lease or retail installment contract or other financing agreement, which guarantees shall remain in full force and effect on the Effective Date of the Plan.

                                    ARTICLE 9

                         PROVISIONS REGARDING RELEASES,
                           INJUNCTIONS, AND DISCHARGE

      9.1 Releases.

            (a) Release of Released Parties.  Without limiting the provisions of
Section 9.2 of the Plan and except as otherwise provided in the Plan, as of the Effective Date, in consideration for, and as part of the treatment afforded to, the holders of Claims and Equity Interests under this Plan, and for other valuable consideration, each of the Released Parties shall be deemed forever released from any and all Causes of Action that any Person may have asserted, could have asserted, or could in the future assert, directly or indirectly, against any of the Released Parties relating to the Debtors or the Chapter 11 Cases on or prior to the Effective Date, provided, however, that the foregoing release shall not apply to Causes of Action that arise from obligations or rights created under or in connection with the Plan or any agreement provided for or contemplated in the Plan, and provided, further, that the foregoing release shall not effect a release of (i) any of the Released Parties for fraud, gross negligence, willful misconduct or willful violation of the federal securities laws, or (ii) with respect to the Debtors and the Reorganized Debtors only, any Lender Indemnification Claims.

            (b) Mutual Releases by Released Parties. Except as, and only to the extent, provided otherwise in the Plan, as of the Effective Date, each of the Released Parties forever releases, waives and discharges all known and unknown Causes of Action of any nature that such Released Party has, had or may have against any other Released Party for all acts and omissions related to the Debtors arising from or related to the Chapter 11 Cases through the Effective Date, other than Causes of Action that arise from obligations or rights created under or in connection with the Plan or any agreement provided for or contemplated in the Plan.

      9.2 Discharge. Except as otherwise expressly provided in Section 1141 of the Bankruptcy Code or the Plan, the distributions made pursuant to and in accordance with the applicable terms and conditions of the Plan are in full and final satisfaction, settlement, release and discharge as against the Debtors of any debt that arose before the Effective Date, and any debt of a kind specified in Section 502(g), 502(h), or 502(i) of the Bankruptcy Code, and all Claims and Equity Interests of any nature, including, without limitation, any interest accrued thereon from and after the Petition Date, whether or not (i) a proof of Claim or Equity Interest based on such debt, obligation or equity interest is filed or deemed filed under Section 501 of the Bankruptcy Code, (ii) such Claim or Equity Interest is Allowed under Section 502 of the Bankruptcy Code or (iii) the holder of such Claim or Equity Interest has accepted the Plan, provided, however, that none of the Lender Indemnification Claims shall be deemed discharged by this Plan, the confirmation hereof, or by payments made in satisfaction of obligations under the DIP Loan Documents except, and only to the extent, as set forth in a written agreement with the holder of any of the Lender Indemnification Claims.

      9.3   Injunctions.

            (a) Injunction Related to Claims Released by Released Parties and All Other Persons. As of the Effective Date and subject to its occurrence, all Persons that have held, currently hold or may have asserted a Claim, a Cause of Action or other debt, or liability, or an Equity Interest or other right of a holder of an Equity Interest that is discharged, released or terminated pursuant to the Plan, are hereby permanently enjoined from commencing or continuing, in any manner or in any place, any action or other proceeding, enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order, creating, perfecting or enforcing any lien or encumbrance, asserting a set-off, right or subrogation or recoupment of any kind against any debt, liability or obligation due to any such releasing Person, and from commencing or continuing any action, in any manner or in any place where the foregoing does not comply with or is inconsistent with the provisions hereof.

            (b) Injunction Relating to the Plan. As of the Effective Date, except as otherwise provided in the Plan, all Persons are hereby permanently enjoined from commencing or continuing, in any manner or in any place, any action or other proceeding, whether directly, derivatively or otherwise against any or all of the Released Parties, on account of or respecting any claims, debts, rights, Causes of Action or liabilities released or discharged pursuant to the Plan, except to the extent expressly permitted under the Plan.

            (c)  Consent  by  Holders  of  Claims  and  Interests  to  Entry  of
Injunctive Relief. Without limitation to the scope, extent, validity or enforceability of the injunctive relief set forth in the Plan and in the Confirmation Order, by accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Equity Interest receiving distributions pursuant to the Plan is hereby deemed to have specifically consented to the releases and injunctions set forth in this Plan.

            (d) Lender Indemnification Claims. Notwithstanding anything to the contrary set forth in this Section 9.3, the foregoing provisions of this Section
9.3 shall not apply to or affect any of the Lender Indemnification Claims.

                                   ARTICLE 10

                            EFFECTIVENESS OF THE PLAN

      10.1 Conditions Precedent to Effectiveness. The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived pursuant to Section 10.3 of the Plan:

            (a) the Confirmation Order and the Substantive Consolidation Order, in form and substance reasonably acceptable to the Debtors and the Informal Committee, shall have been entered contemporaneously by the Bankruptcy Court and shall have become a Final Order;

            (b) the Reorganized Debtors shall have credit availability under the PostEffective Date Financing Facility to provide the Reorganized Debtors with financing sufficient to meet their Cash obligations under the Plan and their business requirements as of and after the Effective Date;

            (c) each of the Plan Documents, the New TRISM Common Stock and New Senior Subordinated Notes, in form and substance reasonably acceptable to the Debtors, and the Informal Committee, shall have been effected or executed and delivered, and the New Common Stock and the New Senior Subordinated Notes shall be validly issued and outstanding;

            (d) General Unsecured Claims (excluding insurance claims against the Debtors, including, without limitation, casualty, third party liability, cargo damage and workers' compensation claims, and any deductibles chargeable against the Debtors' under their insurance policies) in the aggregate shall not exceed $15 million on the Effective Date;

            (e) General Secured Claims against the Debtors and the claims of the DIP Lender under the DIP Loan Documents shall not exceed $118 million on the Effective Date.

            (f) if the Indemnification Claims are to be assumed by the Reorganized Debtors pursuant to Section 7.3 hereof or otherwise, then the Informal Committee shall have consented to such assumption; and

            (g) all actions, other documents and agreements necessary to implement the Plan shall have been effected or executed and delivered.

      10.2 Waiver of Conditions. Upon consent of the Informal Committee, the Debtors may waive one or more of the conditions precedent to effectiveness of the Plan set forth in Section 10.1 above.

                                   ARTICLE 11

                            RETENTION OF JURISDICTION

      11.1 Retention of Jurisdiction. The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, Sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

            (a) to hear and determine any and all objections to the allowance of any Claims or any controversies as to the classification of any Claims, provided that only Debtors may file objections to Claims;

            (b) to hear and determine any and all applications by Professionals for compensation and reimbursement of expenses;

            (c) to hear and determine any and all pending applications for the rejection and disaffirmance of executory contracts and unexpired leases, and fix and allow any Claims resulting therefrom;

            (d)   to liquidate any Disputed Claim;

            (e) to enforce the provisions of the Plan, including the injunction, exculpation and releases provided for in the Plan;

            (f) to enable the Debtors to prosecute any and all proceedings which have been or may be brought prior to the Effective Date, or subsequent to the Effective Date, to set aside liens or encumbrances and to recover any transfers, assets, properties, or damages to which the Debtors may be entitled under applicable provisions of the Bankruptcy Code or any federal state, or local laws;

            (g) to correct any defect, cure any omission, or reconcile any inconsistency in the Plan or in the Confirmation Order as may be necessary to carry out its purpose and the intent of the Plan;

            (h) to determine any Claim or liability to a governmental unit which may be asserted as a result of the transactions contemplated herein;

            (i) to hear and determine matters concerning state, local, and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code; and

            (j) to determine such other matters as may be provided for in the Confirmation Order or as may be authorized under the provisions of the Bankruptcy Code.

                                   ARTICLE 12

                            MISCELLANEOUS PROVISIONS

      12.1 Effectuating Documents and Further Transactions. Each of the Debtors or Reorganized Debtors, as the case may be, is authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

      12.2 Exemption from Transfer Taxes. In accordance with Section 1146(c) of the Bankruptcy Code, (a) the issuance, transfer or exchange of any security under the Plan or the making or delivery of any instrument of transfer pursuant to, in implementation of, or as contemplated by the Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, or the revesting, transfer or sale of any real or personal property of the Debtors pursuant to, in implementation of, or as contemplated by the Plan, (b) the making, delivery, creation, assignment, amendment or recording of any note or other obligation for the payment of money or any mortgage, deed of trust or other security interest under, in furtherance of, or in connection with the Plan, the issuance, renewal, modification or securing of indebtedness by such means, and (c) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

      12.3 Exculpation. None of the Debtors, the Reorganized Debtors, the Informal Committee, or any official committee of creditors appointed in these cases, or any of their respective members, officers, directors, employees, advisors, agents or Professionals shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Cases, the preparation or formulation of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, the Debtors, the Reorganized Debtors and each of their respective members, officers, directors, employees, advisors, agents and Professionals shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, that nothing in the Plan shall, or shall be deemed to, release the Debtors or the Reorganized Debtors from, or exculpate the Debtors or the Reorganized Debtors with respect to, their respective obligations or covenants arising pursuant to this Plan.

      12.4 Amendment or Modification of the Plan. Alterations, amendments or modifications of the Plan may be proposed in writing by the Debtors, upon the consent of the Informal Committee, at any time prior to the Confirmation Date, provided that the Plan, as altered, amended or modified, satisfies the conditions of Sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with Section 1125 of the Bankruptcy Code. The Plan may be altered, amended or modified at any time before or after the Confirmation Date and before substantial consummation, provided that the Plan, as altered, amended or modified, satisfies the requirements of Sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under Section 1129 of the Bankruptcy Code. Without limiting the foregoing, in the event that any Class of Claims or Equity Interest Holders ranking in priority below Class 4 (General Unsecured Claims) votes to reject the Plan (and the Bankruptcy Court determines that, as a result thereof, the Plan is unconfirmable), the Debtors reserve the right to amend the Plan to provide that all Classes ranking in priority below Class 4 (i.e., Classes 5 and 6) shall not receive or retain any property under the Plan. In such case, Classes 5 and 6 would be deemed to reject the Plan, in which event, the Debtors would then seek to confirm the Plan under Section 1129(b) of the Bankruptcy Code without re-soliciting votes to accept or reject the Plan. A holder of a Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder. The Debtors may, without notice to holders of Claims or Equity Interests insofar as it does not materially and adversely affect the interests of any such holders, correct any defect or omission in this Plan and any exhibit hereto or in any Plan Document.

      12.5 Severability. In the event that the Bankruptcy Court determines, prior to the Confirmation Date, that any provision in the Plan is invalid, void or unenforceable, such provision shall be invalid, void or unenforceable with respect to the holder or holders of such Claims or Equity Interests as to which the provision is determined to be invalid, void or unenforceable. The invalidity, voidness or unenforceability of any such provision shall in no way limit or affect the enforceability and operative effect of any other provision hereof; provided, however, that the Informal Committee, in its sole good faith judgment, may cause the Plan to not be confirmed if such determination of the Bankruptcy Court would result in a material adverse effect to the interests of the Informal Committee's constituents.

      12.6 Revocation or Withdrawal of the Plan. Subject to the terms of the Restructuring Agreement, the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed a waiver or release of any Claims by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

      12.7 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, the holders of Claims and Equity Interests, and their respective successors and assigns, including, without limitation, the Reorganized Debtors.

      12.8 Notices. All notices, requests and demands to or upon the Debtors or the Informal Committee, to be effective, shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors:                If to the Informal Committee:

c/o TRISM                         c/o Akin, Gump, Straus, Hauer & Feld, L.L.P.
4174 Jiles Road                   590 Madison Avenue
P.O. Box 9000                     New York, New York  10022
Kennesaw, GA 30144                tel:   212.872.1000
tel:   770.795.4600               fax:  212.872.1002
fax:  770.795.4619                Attn:  Daniel H. Golden
Attn:  Edward L. McCormick

with a copy to:

Proskauer Rose LLP
Attorneys for the Debtors
1585 Broadway
New York, New York  10036-8299
tel:   212.969.3000
fax:  212.962.2900
Attn:  Alan B. Hyman, Esq.

      12.9  Termination  of  Committees.  Except as  otherwise  provided in this
Section 12.9, on the Effective Date, the Official Committee and the Informal Committee shall cease to exist and their respective members and employees or agents (including, without limitation, attorneys, investment bankers, financial advisors, accountants and other professionals) shall be released and discharged from any further authority, duties, responsibilities and obligations relating to, arising from or in connection with the Official Committee and the Informal Committee, as the case may be. The Official Committee and the Informal Committee shall continue to exist after such date (i) solely with respect to all the applications filed pursuant to Section 330 of the Bankruptcy Code or Claims for fees and expenses by Professionals, (ii) any post-confirmation modifications to the Plan or Confirmation Order, and (iii) any matters pending as of the Effective Date before the Bankruptcy Court to which the Official Committee and/or the Informal Committee is party, until such matters are resolved.

      12.10 Governing Law. Except to the extent the Bankruptcy Code, Bankruptcy Rules or other federal law is applicable, or to the extent the Plan, provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

      12.11 Withholding and Reporting Requirements. In connection with the consummation of the Plan, the Debtors or the Reorganized Debtors, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

      12.12 Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

      12.13 Headings. Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

      12.14 Inconsistency. In the event of any inconsistency between the Plan and the Disclosure Statement, any exhibit to the Plan or Disclosure Statement or any other instrument or document created or executed pursuant to the Plan, the Plan shall govern.

      12.15 Failure to Confirm. In the event that the Plan is not consummated substantially in the form contemplated herein, or the Debtors withdraw the Plan for any reason, the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the commencement of the Chapter 11 Cases.

                                  [END OF TEXT]

Date: Wilmington, Delaware
      October __, 1999

                             TRISM, INC.
                             (for itself and on behalf of each of the above-captioned Debtors and Debtors-in-Possession)


                             By:
                                 -----------------------------------------------
                                 Edward L. McCormick
                                 President and Chief Executive Officer

PROSKAUER ROSE LLP
Co-Counsel to the Debtors and
Debtors-in-Possession


By:
      -------------------------------
      Alan B. Hyman (AH 6655)
      A Member of the Firm
      1585 Broadway
      New York, New York  10036
      (212) 969-3000

           -and-

YOUNG CONAWAY STARGATT & TAYLOR, LLP
Co-Counsel to the Debtors and
Debtors-in-Possession


By:
      -------------------------------
      Laura Davis Jones (No. 2436)
      11th Floor, Rodney Square North
      P.O. Box 391
      Wilmington, Delaware  19899-0391
       (302) 571-6642

                                TABLE OF CONTENTS


                                                                            Page

ARTICLE 1

      DEFINITIONS AND CONSTRUCTION OF TERMS....................................1
      1.1      "Administrative Expense Claim"..................................1
      1.2      "Allowed".......................................................1
      1.3      "Ballot"........................................................2
      1.4      "Bankruptcy Code"...............................................2
      1.5      "Bankruptcy Court"..............................................2
      1.6      "Bankruptcy Rules"..............................................2
      1.7      "Business Day"..................................................2
      1.8      "Cash"..........................................................2
      1.9      "Causes of Action"..............................................2
      1.10     "Chapter 11 Cases"..............................................2
      1.11     "Claim".........................................................2
      1.12     "Claims Deadline"...............................................2
      1.13     "Class".........................................................3
      1.14     "Collateral"....................................................3
      1.15     "Confirmation Date".............................................3
      1.16     "Confirmation Hearing"..........................................3
      1.17     "Confirmation Order"............................................3
      1.18     "Contingent Claim"..............................................3
      1.19     "Debtors".......................................................3
      1.20     "DIP Financing Order"...........................................3
      1.21     "DIP Lender"....................................................3
      1.22     "DIP Loan Documents"............................................3
      1.23     "Disclosure Statement"..........................................3
      1.24     "Disputed"......................................................4
      1.25     "Distribution Record Date"......................................4
      1.26     "Effective Date"................................................4
      1.27     "Equipment Lessor Claim"........................................4
      1.28     "Equity Interests"..............................................4
      1.29     "Estates".......................................................4
      1.30     "Final Order"...................................................4
      1.31     "General Secured Claim".........................................5
      1.32     "General Unsecured Claim".......................................5
      1.33     "Indemnification Claims"........................................5
      1.34     "Informal Committee"............................................5
      1.35     "Lender Indemnification Claims" ................................5
      1.36     "Lien"..........................................................5
      1.37     "Litigation Claim"..............................................5
      1.38     "Management Stock Option Plan"..................................6
      1.39     "New Employment Agreements".....................................6
      1.40     "New Senior Subordinated Notes".................................6
      1.41     "New Senior Subordinated Note Indenture"........................6

      1.42     "New Senior Subordinated Note Indenture Trustee"................6
      1.43     "New TRISM Common Stock"........................................6
      1.44     "Official Committee"............................................6
      1.45     "Old Common Stock Interests"....................................7
      1.46     "Old Senior Subordinated Notes".................................7
      1.47     "Old Senior Subordinated Note Claims"...........................7
      1.48     "Old Senior Subordinated Note Indenture"........................7
      1.49     "Old Senior Subordinated Note Indenture Trustee"................7
      1.50     "Other Professionals"...........................................7
      1.51     "Person"........................................................7
      1.52     "Petition Date".................................................7
      1.53     "Plan"..........................................................7
      1.54     "Plan Documents"................................................7
      1.55     "Post-Effective Date Financing Facility"........................8
      1.56     "Post-Effective Date Financing Facility Documents"..............8
      1.57     "Priority Claims"...............................................8
      1.58     "Priority Tax Claim"............................................8
      1.59     "Professionals".................................................8
      1.60     "Pro Rata Share"................................................8
      1.61     "Registration Rights Agreement".................................8
      1.62     "Released Parties"..............................................8
      1.63     "Reorganized Debtors"...........................................8
      1.64     "Reorganized Debtors' Charters".................................8
      1.65     "Reorganized Subsidiary Debtors"................................9
      1.66     "Reorganized TRISM".............................................9
      1.67     "Reorganized TRISM Charter".....................................9
      1.68     "Restructuring Agreement".......................................9
      1.69     "Retiree Benefits"..............................................9
      1.70     "Schedules".....................................................9
      1.71     "Subsidiary"....................................................9
      1.72     "Subsidiary Debtors" ...........................................9
      1.73     "Subsidiary Equity Interest"...................................10
      1.74     "Substantive Consolidation Order"..............................10
      1.75     "TRISM"........................................................10

ARTICLE 2

      TREATMENT OF ALLOWED ADMINISTRATIVE
      EXPENSE CLAIMS AND ALLOWED PRIORITY TAX CLAIMS..........................10
      2.1      Non-Classification.............................................10
      2.2      Administrative Expense Claims..................................10
               (a)  In General................................................10
               (b)  Professional Compensation and Expense
                    Reimbursement Claims......................................10
               (c)  Treatment of Claims of DIP Lender.........................11
      2.3      Priority Tax Claims............................................11

ARTICLE 3

      CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS...........................12


      ARTICLE 4

      TREATMENT OF CLAIMS AND EQUITY INTERESTS................................12
      4.1      CLASS 1 -- PRIORITY CLAIMS.....................................12
               (a)  Impairment and Voting.....................................12
               (b)  Distributions.............................................12
      4.2      CLASS 2-- GENERAL SECURED CLAIMS...............................12
               (a)  Impairment and Voting.....................................12
               (b)  Distributions.............................................13
      4.3      CLASS 3-- OLD SENIOR SUBORDINATED NOTE CLAIMS..................13
               (a)  Allowance of Old Senior Subordinated Note Claims..........13
               (b)  Impairment and Voting.....................................13
               (c)  Distributions.............................................13
               (d)  Principal Terms of New Senior Subordinated Notes..........13
               (e)  Cancellation of Old Senior Subordinated Notes
                    and Related Instruments...................................14
      4.4      CLASS 4 -- GENERAL UNSECURED CLAIMS.......................14
               (a)  Impairment and Voting.....................................14
               (b)  Distributions.............................................14
      4.5      CLASS 5-- OLD COMMON STOCK INTERESTS...........................15
               (a)  Impairment and Voting.....................................15
               (b)  Distributions.............................................15
      4.6      CLASS 6-- SUBSIDIARY EQUITY INTERESTS..........................15
               (a)  Impairment and Voting.....................................15
               (b)  Distributions.............................................15

ARTICLE 5

      IMPLEMENTATION AND EFFECT OF CONFIRMATION OF PLAN.......................16
      5.1      Plan Funding...................................................16
      5.2      Post-Effective Date Financing Facility.........................16
      5.3      Reorganized Debtors' Charters..................................16
      5.4      New Senior Subordinated Note Indenture.........................16
      5.5      Registration Rights Agreement..................................16
      5.6      Issuance of New Securities; Listing on National Securities
               Exchange.......................................................16
      5.7      Management of Reorganized Debtors..............................17
      5.8      Directors and Officers of Reorganized Debtors..................17
               (a)  Boards of Directors of Reorganized Debtors................17
               (b)  Officers of Reorganized Debtors...........................17
               (c)  Employment Contracts......................................17
      5.9      Management Stock Option Plan...................................17

      5.10     Management Incentive Plan......................................17
      5.11     Cancellation and Surrender of Existing Securities and
               Agreements.....................................................18
      5.12     Continuation of Bankruptcy Injunction or Stays.................18
      5.13     Revesting of Assets............................................18
      5.14     General Release of Liens.......................................19
      5.15     Full and Final Satisfaction....................................19
      5.16     Causes of Action...............................................19
      5.17     Termination of Subordination Rights............................19
      5.18     Administration Pending Effective Date..........................19
      5.19     Setoffs........................................................19
      5.20     Corporate Action...............................................20
      5.21     Post-Confirmation Fees, Final Decree...........................20
      5.22     Section 1145 Exemption.........................................20
      5.23     Corporate Consolidation........................................20

ARTICLE 6

      PROVISIONS REGARDING VOTING AND DISTRIBUTIONS
      UNDER THE PLAN AND TREATMENT OF DISPUTED, CONTINGENT
      AND UNLIQUIDATED CLAIMS AND EQUITY INTERESTS............................20
      6.1      Voting of Claims...............................................20
      6.2      Nonconsensual Confirmation.....................................20
      6.3      Method of Distributions Under the Plan.........................21
               (a)  In General................................................21
               (b)  Distributions of Cash.....................................21
               (c)  Timing of Distributions...................................21
               (d)  Fractional Dollars........................................21
               (e)  Fractional Shares.........................................21
               (f)  Fractional New Subordinated Notes.........................21
               (g)  Unclaimed Distributions...................................21
               (h)  Distributions to Holders as of the Distribution
                    Record Date...............................................22
      6.4      Objections to and Resolution of Administrative Expense
               Claims, Claims and Equity Interests............................22
      6.5      Disputed Claims................................................22
      6.6      Disputed Payments..............................................23

ARTICLE 7

      EXECUTORY CONTRACTS AND UNEXPIRED LEASES;
      INDEMNIFICATION  CLAIMS; RETIREE BENEFITS;
      POST - CONFIRMATION FEES AND FINAL DECREE...............................23
      7.1      Executory Contracts and Unexpired Leases.......................23
      7.2      Claims Deadline for Filing Proofs of Claims Relating to
               Executory Contracts and Unexpired Leases Rejected Pursuant
               to the Plan....................................................23
      7.3      Indemnification Claims.........................................24
      7.4      Compensation and Benefit Programs..............................24
      7.5      Retiree Benefits...............................................24

ARTICLE 8

      SUBSTANTIVE CONSOLIDATION...............................................24
      8.1      Substantive Consolidation......................................24

ARTICLE 9

      PROVISIONS REGARDING RELEASES,
      INJUNCTIONS, AND DISCHARGE..............................................25
      9.1      Releases.......................................................25
               (a)  Release of Released Parties...............................25
               (b)  Mutual Releases by Released Parties.......................25
      9.2      Discharge......................................................25
      9.3      Injunctions....................................................26
               (a)  Injunction Related to Claims Released by Released
                    Parties and All Other Persons.............................26
               (b)  Injunction Relating to the Plan...........................26
               (c)  Consent by Holders of Claims and Interests to Entry
                    of Injunctive Relief......................................26
               (d)  Lender Indemnification Claims.............................26

ARTICLE 10

      EFFECTIVENESS OF THE PLAN...............................................27
      10.1     Conditions Precedent to Effectiveness..........................27
      10.2     Waiver of Conditions...........................................27

ARTICLE 11

      RETENTION OF JURISDICTION...............................................28
      11.1     Retention of Jurisdiction......................................28

ARTICLE 12

      MISCELLANEOUS PROVISIONS................................................29
      12.1     Effectuating Documents and Further Transactions................29
      12.2     Exemption from Transfer Taxes..................................29
      12.3     Exculpation....................................................29
      12.4     Amendment or Modification of the Plan..........................30
      12.5     Severability...................................................30
      12.6     Revocation or Withdrawal of the Plan...........................30
      12.7     Binding Effect.................................................30
      12.8     Notices........................................................31

      12.9     Termination of Committees......................................31
      12.10    Governing Law..................................................31
      12.11    Withholding and Reporting Requirements.........................32
      12.12    Allocation of Plan Distributions Between Principal
               and Interest...................................................32
      12.13    Headings.......................................................32
      12.14    Inconsistency..................................................32
      12.15    Failure to Confirm.............................................32